EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-91716 on Form S-8 to Form S-4 of Nextel Communications, Inc., Registration Statement No. 333-06521 of Nextel Communications, Inc. on Form S-8, Registration Statement No. 333-06523 of Nextel Communications, Inc. on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-26369 on Form S-8 to Form S-4 of Nextel Communications, Inc., Registration Statement No. 333-42537 of Nextel Communications, Inc. on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-53429 of Nextel Communications, Inc. on Form S-8, Registration Statement No. 333-69312 of Nextel Communications, Inc. on Form S-3, and Registration Statement No. 333-1290 of Nextel Communications, Inc. on Form S-4 of our report dated February 20, 2003, March 5, 2003 as to Notes 11, 13 and 15, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”, in 2002, the adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, in 2001, and the adoption of Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” in 2000), appearing in the Annual Report on Form 10-K of Nextel Communications, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
March 27, 2003